Exhibit 99.1

News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2015 Results

•	Net sales of $12.9 billion in the fourth quarter and $46.1 billion in 2015
•	Net earnings of $933 million, or $3.01 per share, in the fourth quarter and $3.6 billion, or $11.46 per share, in 2015
•	Generated cash from operations of $1.4 billion in the fourth quarter and $5.1 billion in 2015
•	Announces agreement to separate and combine government IT and technical services businesses with Leidos Holdings, Inc.
•	Closed the acquisition of Sikorsky Aircraft Corporation
•	Achieved record backlog of $99.6 billion, including $15.6 billion for Sikorsky
•	2016 financial outlook provided

bethesda, Md., Jan. 26, 2016 – Lockheed Martin (NYSE: LMT) today reported fourth quarter 2015 net sales of $12.9 billion, compared to $12.5 billion in the fourth quarter of 2014. Net earnings in the fourth quarter of 2015 were $933 million, or $3.01 per share, compared to $904 million, or $2.82 per share, in the fourth quarter of 2014. Cash from operations in the fourth quarter of 2015 was $1.4 billion, compared to $(201) million of cash used in operations, after pension contributions of $1.0 billion, in the fourth quarter of 2014.

Fourth quarter 2015 net earnings included a special charge for workforce reductions of $67 million, which decreased net earnings $44 million, or $0.14 per share; and non-recoverable transaction costs of $45 million associated with the acquisition of Sikorsky Aircraft Corporation (Sikorsky) and the Corporation’s strategic review of its government IT and technical services businesses, which decreased net earnings $28 million, or $0.09 per share. These costs were offset by the recognition of a full-year U.S. research and development (R&D) tax credit resulting from the enactment of tax legislation in the fourth quarter of 2015, which increased net earnings $71 million, or $0.23 per share. Fourth quarter 2014 net earnings included a special charge for a non-cash goodwill impairment of $119 million, which decreased net earnings $107 million, or $0.33 per share, partially offset by the recognition of a full-year R&D tax credit due to the temporary reinstatement of the R&D tax credit in the fourth quarter of 2014, which increased earnings $45 million, or $0.14 per share.

Net sales in 2015 were $46.1 billion, compared to $45.6 billion in 2014. Net earnings in 2015 were $3.6 billion, or $11.46 per share, compared to $3.6 billion, or $11.21 per share, in 2014. Cash from operations in 2015 was $5.1 billion, compared to cash from operations in 2014 of $3.9 billion after pension contributions of $2.0 billion.

Net earnings in 2015 included special charges for workforce reductions of $102 million, which decreased net earnings $66 million, or $0.21 per share; and non-recoverable transaction costs of $45 million associated with the acquisition of Sikorsky and the Corporation’s strategic review of its government IT and technical services businesses, which decreased net earnings $28 million, or $0.09 per share. These costs were offset by the recognition of the R&D tax credit, which increased net earnings $71 million, or $0.23 per share. Net earnings in 2014 included a special charge for a non-cash goodwill impairment of $119 million, which decreased net earnings $107 million, or $0.33 per share, partially offset by the recognition of the R&D tax credit, which increased earnings $45 million, or $0.14 per share.

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“The corporation completed a year of exceptional operational accomplishments for customers and financial returns to stockholders,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “The successful closure of the Sikorsky acquisition and completion of the strategic review of our IS&GS businesses, coupled with our record backlog, position the corporation for future growth and value creation for our customers and our stockholders.”

Strategic Actions

Acquisition of Sikorsky Aircraft Corporation

On Nov. 6, 2015, the Corporation completed its acquisition of Sikorsky for $9.0 billion, net of cash acquired. Sikorsky, a global company primarily engaged in the design, manufacture and support of military and commercial helicopters, has been aligned under the Corporation’s Mission Systems and Training (MST) business segment. The Corporation funded the acquisition with new debt issuances, commercial paper and cash on hand. The Corporation and United Technologies Corporation made a joint election under Section
338(h)(10) of the Internal Revenue Code, which treats the transaction as an asset purchase for tax purposes. This election generates a cash tax benefit with an estimated net present value of $1.9 billion for the Corporation and its stockholders. The financial results of Sikorsky have been included in the Corporation’s consolidated results of operations from the Nov. 6, 2015 acquisition date through Dec. 31, 2015.

Strategic Review of Government IT and Technical Services Businesses

Information Systems & Global Solutions Divestiture

The Corporation announced today that it has entered into a definitive agreement to separate and combine its Information Systems & Global Solutions (IS&GS) business segment with Leidos Holdings, Inc. (Leidos) in a tax-efficient Reverse Morris Trust transaction anticipated to unlock approximately $5.0 billion in estimated enterprise value for the Corporation's stockholders, including a $1.8 billion one-time special cash payment to Lockheed Martin. Additionally, Lockheed Martin stockholders will receive approximately 50.5 percent of the outstanding equity of Leidos on a fully diluted basis with an estimated value of $3.2 billion. Subsequent to the program realignment described below, the IS&GS business segment represents the government IT and technical services businesses that were under strategic review. The transaction is expected to close in the third or fourth quarter of 2016. Until closing, IS&GS will operate as a business segment of the Corporation and financial results for the IS&GS business segment will be reported in continuing operations. A copy of the news release announcing the transaction is available on the Corporation’s website at www.lockheedmartin.com/investor.

Program Realignment

During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with the strategic review of its government IT and technical services businesses. As part of the realignment:

•	mission IT and services programs supporting the Corporation’s platforms were transferred from the IS&GS business segment to the MST business segment;
•	energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment;
•	space services programs were transferred from the IS&GS business segment to the Space Systems business segment; and
•	technical services programs were transferred from the MFC business segment to the IS&GS business segment.

The program realignment did not impact the Corporation’s consolidated results of operations. The amounts, discussion, and presentation of the Corporation’s business segment financial results for all periods included in this news release reflect this realignment.

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$12,917	$12,530	$46,132	$45,600

Business segment operating profit	$1,411	$1,407	$5,486	$5,588
Unallocated items
FAS/CAS pension adjustment	113	121	471	376
Special items
Severance charges[1]	(67)	–	(102)	–
Goodwill impairment charges	–	(119)	–	(119)
Other, net[2,3]	(176)	(67)	(419)	(253)
Total unallocated items	(130)	(65)	(50)	4
Consolidated operating profit[1,2,3]	$1,281	$1,342	$5,436	$5,592

Net earnings[1,2,3,4]	$933	$904	$3,605	$3,614

Diluted earnings per share[1,2,3,4]	$3.01	$2.82	$11.46	$11.21

Cash from operations[5]	$1,364	$(201)	$5,101	$3,866

[1] Severance charges in 2015 consist of amounts associated with the elimination of certain positions at the MST business segment and the IS&GS business segment (prior to program realignment). These charges reduced net earnings about $44 million, or $0.14 per share, in the quarter ended Dec. 31, 2015 and about $66 million, or $0.21 per share, in the year ended Dec. 31, 2015. Severance charges for initiatives that are not significant are included in business segment operating profit.

[2] Other, net in the quarter and year ended Dec. 31, 2015 includes a non-cash asset impairment charge of approximately $90 million related to the Corporation’s decision to divest a non-core asset in 2016. This charge was partially offset by a net deferred tax benefit of about $80 million, which is recorded in income tax expense. The net impact reduced net earnings by about $10 million, or $0.03 per share, in the quarter and year ended Dec. 31, 2015.

[3] Other, net in the quarter and year ended Dec. 31, 2015 includes approximately $45 million of non-recoverable transaction costs associated with the acquisition of Sikorsky and the Corporation’s strategic review, which reduced net earnings about $28 million, or $0.09 per share.

[4] The amounts and per share data reported may change between the earnings release date and filing of the Corporation’s Form 10-K due to ongoing purchase accounting analysis related to the Sikorsky acquisition.

[5] The Corporation made no contributions to its heritage qualified defined benefit pension trust in the quarter and year ended Dec. 31, 2015, compared to $1.0 billion and $2.0 billion in the quarter and year ended Dec. 31, 2014. The Corporation made approximately $5 million in contributions to the Sikorsky qualified defined benefit pension plan in the quarter and year ended Dec. 31, 2015. Additionally, the Corporation made net income tax payments of approximately $585 million and $1.8 billion in the quarter and year ended Dec. 31, 2015, compared to approximately $535 million and $1.5 billion in the quarter and year ended Dec. 31, 2014.

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2016 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Outlook

Net sales	$49,500 – $51,000

Business segment operating profit	$4,900 – $5,050
FAS/CAS pension adjustment	~975
Other, net	~(275)
Consolidated operating profit	$5,600 – $5,750

Diluted earnings per share	$11.45 – $11.75

Cash from operations	≥ $5,300

The Corporation’s outlook for 2016 reflects a full year of operations of Sikorsky, which was acquired in the fourth quarter of 2015 (the outlook may change as a result of ongoing purchase accounting analysis which will be completed in 2016); incorporates the R&D tax credit, which was permanently extended through legislation enacted in the fourth quarter of 2015; reflects a full year of operations of the IS&GS business segment as the timing of the closing of the announced transaction is uncertain (the outlook for 2016 will be updated when and if the transaction closes); assumes no contributions to the Corporation’s heritage pension plans, as none are required using current assumptions; and includes the impact of planned contributions to the Sikorsky qualified defined benefit pension plan.

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Cash Deployment Activities

The Corporation’s cash deployment activities during the quarter and year ended Dec. 31, 2015 consisted of the following:

•	repurchasing 3.2 million shares for $707 million and 15.2 million shares for $3.1 billion during the quarter and year ended Dec. 31, 2015, compared to 1.2 million shares for $224 million and 11.5 million shares for $1.9 billion during the quarter and year ended Dec. 31, 2014;
•	paying cash dividends of $505 million and $1.9 billion during the quarter and year ended Dec. 31, 2015, compared to $474 million and $1.8 billion during the quarter and year ended Dec. 31, 2014;
•	making no contributions to the Corporation’s heritage pension trust during the quarter and year ended Dec. 31, 2015, compared to $1.0 billion and $2.0 billion during the quarter and year ended Dec. 31, 2014;
•	paying $9.0 billion for acquisitions of businesses and investments in affiliates, net of cash acquired, during the quarter and year ended Dec. 31, 2015, compared to $276 million and $898 million during the quarter and year ended Dec. 31, 2014; and
•	making capital expenditures of $439 million and $939 million during the quarter and year ended Dec. 31, 2015, compared to $389 million and $845 million during the quarter and year ended Dec. 31, 2014.

In October 2015, the Corporation borrowed $6.0 billion under a 364-day revolving credit facility (the 364-day Facility) to partially fund the $9.0 billion purchase price of Sikorsky, net of cash acquired. The remainder of the Sikorsky purchase price was funded with cash from operations and approximately $1.0 billion in commercial paper borrowings. In November 2015, the Corporation borrowed $7.0 billion of fixed interest rate long-term notes (the November 2015 Notes), the proceeds of which were used to repay the $6.0 billion of outstanding borrowings under the 364-day Facility and for general corporate purposes. The November 2015 Notes have fixed interest rates ranging from 1.85 percent to 4.70 percent and mature between 2018 and 2046. Commercial paper borrowings used to fund the Sikorsky acquisition were repaid in the fourth quarter of 2015.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems and Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of products and services offered.

The amounts, discussion, and presentation of the Corporation’s business segments as set forth in this news release reflect the previously described program realignment and include the results of the acquired Sikorsky business from the Nov. 6, 2015 acquisition date through Dec. 31, 2015.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; asset impairments; and losses on sales of assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales
Aeronautics	$4,384	$4,135	$15,570	$14,920
Information Systems & Global Solutions	1,397	1,491	5,596	5,654
Missiles and Fire Control	1,969	1,863	6,770	7,092
Mission Systems and Training	2,785	2,451	9,091	8,732
Space Systems	2,382	2,590	9,105	9,202
Total net sales	$12,917	$12,530	$46,132	$45,600

Operating profit
Aeronautics	$448	$441	$1,681	$1,649
Information Systems & Global Solutions	131	117	508	472
Missiles and Fire Control	387	329	1,282	1,344
Mission Systems and Training	157	232	844	936
Space Systems	288	288	1,171	1,187
Total business segment operating profit	1,411	1,407	5,486	5,588
Unallocated items
FAS/CAS pension adjustment	113	121	471	376
Special items
Severance charges	(67)	-	(102)	-
Goodwill impairment charge	-	(119)	-	(119)
Other, net	(176)	(67)	(419)	(253)
Total unallocated items	(130)	(65)	(50)	4
Total consolidated operating profit	$1,281	$1,342	$5,436	$5,592

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 28 percent and 34 percent of total business segment operating profit for the quarter and year ended Dec. 31, 2015, compared to approximately 28 percent and 32 percent for the quarter and year ended Dec. 31, 2014.

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Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$4,384	$4,135	$15,570	$14,920
Operating profit	$448	$441	$1,681	$1,649
Operating margins	10.2%	10.7%	10.8%	11.1%

Aeronautics’ net sales in the fourth quarter of 2015 increased $249 million, or 6 percent, compared to the same period in 2014. The increase was attributable to higher net sales of approximately $475 million for F-35 production contracts due to increased volume on aircraft production and sustainment activities; and approximately $55 million for the C-5 program due to increased deliveries (two aircraft delivered in the fourth quarter of 2015 compared to one delivered in the same period of 2014), partially offset by lower sustainment activities. The increases were partially offset by lower net sales of approximately $135 million for the F-16 program due to fewer deliveries (two aircraft delivered in the fourth quarter of 2015, compared to six delivered in the same period of 2014); approximately $110 million for the C-130 program due to fewer aircraft deliveries (seven aircraft delivered in the fourth quarter of 2015, compared to eight delivered in the same period in 2014), lower sustainment activities and aircraft contract mix; and approximately $50 million for the F‑22 program as a result of decreased sustainment activities.

Aeronautics’ operating profit in the fourth quarter of 2015 was comparable to the same period in 2014. Operating profit increased approximately $100 million for F-35 production contracts due to risk retirements and increased volume and sustainment activities. This increase was partially offset by lower operating profit of approximately $40 million for the F-22 program as a result of lower risk retirements on sustainment activities; approximately $35 million due to decreased volume and lower risk retirements on various programs; and approximately $20 million for the C‑130 program due to fewer aircraft deliveries, lower sustainment activities and aircraft contract mix. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $30 million higher in the fourth quarter of 2015 compared to the same period in 2014.

Aeronautics’ net sales in 2015 increased $650 million, or 4 percent, compared to 2014. The increase was attributable to higher net sales of approximately $1.4 billion for F-35 production contracts due to increased volume on aircraft production and sustainment activities; and approximately $150 million for the C-5 program due to increased deliveries (nine aircraft delivered in 2015 compared to seven delivered in 2014). The increases were partially offset by lower net sales of approximately $350 million for the C-130 program due to fewer aircraft deliveries (21 aircraft delivered in 2015, compared to 24 delivered in 2014), lower sustainment activities and aircraft contract mix; approximately $200 million due to decreased volume and lower risk retirements on various programs; approximately $195 million for the F-16 program due to fewer deliveries (11 aircraft delivered in 2015, compared to 17 delivered in 2014); and approximately $190 million for the F-22 program as a result of decreased sustainment activities.

Aeronautics’ operating profit in 2015 increased $32 million, or 2 percent, compared to 2014. Operating profit increased by approximately $240 million for F-35 production contracts due to increased volume and risk retirements; and approximately $40 million for the C‑5 program due to increased risk retirements. These increases were offset by lower operating profit of approximately $90 million for the F‑22 program due to lower risk retirements; approximately $70 million for the C-130 program as a result of the reasons stated above for lower net sales; and approximately $80 million due to decreased volume and risk retirements on various programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $100 million higher in 2015 compared to 2014.

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Information Systems & Global Solutions

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$1,397	$1,491	$5,596	$5,654
Operating profit	$131	$117	$508	$472
Operating margins	9.4%	7.8%	9.1%	8.3%

IS&GS’ net sales decreased $94 million, or 6 percent, in the fourth quarter of 2015 and $58 million, or 1 percent, in 2015 compared to the same periods in 2014. The decreases were attributable to lower net sales of approximately $135 million in the fourth quarter and about $395 million in 2015 as a result of key program completions, lower customer funding levels and increased competition, coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re‑competed (including CMS-CITIC). These decreases were partially offset by higher net sales of approximately $30 million in the fourth quarter and $230 million in 2015 for businesses acquired in 2014. Additionally, net sales in 2015 increased approximately $110 million due to the start-up of new programs and growth in recently awarded programs.

IS&GS’ operating profit increased $14 million, or 12 percent, in the fourth quarter of 2015 and $36 million, or 8 percent, in 2015 compared to the same periods in 2014. The increase was attributable to improved program performance and risk retirements, offset by decreased operating profit resulting from the activities mentioned above for net sales. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $30 million higher in the fourth quarter and about $70 million higher in 2015 compared to the same periods in 2014.

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Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$1,969	$1,863	$6,770	$7,092
Operating profit	$387	$329	$1,282	$1,344
Operating margins	19.7%	17.7%	18.9%	19.0%

MFC’s net sales in the fourth quarter of 2015 increased $106 million, or 6 percent, compared to the same period in 2014. The increase was attributable to higher net sales of approximately $75 million for tactical missile programs due to increased deliveries (primarily Hellfire); and approximately $70 million for fire control programs due to increased deliveries (including LANTIRN® and SNIPER®). These increases were partially offset by decreases in net sales of approximately $65 million for air and missile defense programs, primarily Terminal High Altitude Area Defense (THAAD) due to lower volume and Patriot Advanced Capability-3 (PAC-3) due to fewer deliveries.

MFC’s operating profit in the fourth quarter of 2015 increased $58 million, or 18 percent, compared to the same period in 2014. The increase was attributable to higher operating profit of approximately $80 million for air and missile defense programs (primarily PAC-3 and THAAD) due to increased risk retirements. This increase was partially offset by lower operating profit of approximately $25 million for fire control programs (primarily LANTIRN and SNIPER) due to lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $20 million higher in the fourth quarter of 2015 compared to the same period in 2014.

MFC’s net sales in 2015 decreased $322 million, or 5 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $345 million for air and missile defense programs due to fewer deliveries (primarily PAC-3) and lower volume (primarily THAAD); and approximately $85 million for tactical missile programs due to fewer deliveries (primarily Guided Multiple Launch Rocket System (GMLRS)) and Joint Air-to-Surface Standoff Missile, partially offset by increased deliveries for Hellfire. These decreases were partially offset by higher net sales of approximately $55 million for energy solutions programs due to increased volume.

MFC’s operating profit in 2015 decreased $62 million, or 5 percent, compared to 2014. The decrease was attributable to lower operating profit of approximately $100 million for fire control programs due primarily to lower risk retirements (primarily LANTIRN and SNIPER); and approximately $65 million for tactical missile programs due to lower risk retirements (primarily Hellfire and GMLRS) and fewer deliveries. These decreases were partially offset by higher operating profit of approximately $75 million for air and missile defense programs due to increased risk retirements (primarily THAAD). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $60 million lower in 2015 compared to 2014.

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Mission Systems and Training

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$2,785	$2,451	$9,091	$8,732
Operating profit	$157	$232	$844	$936
Operating margins	5.6%	9.5%	9.3%	10.7%

MST’s net sales in the fourth quarter of 2015 increased $334 million, or 14 percent, compared to the same period in 2014. The increase was primarily attributable to net sales of approximately $400 million from Sikorsky, net of adjustments required to account for the acquisition of this business in the fourth quarter of 2015. This increase was partially offset by lower net sales of approximately $70 million for integrated warfare systems and sensors programs due to decreased deliveries and volume (primarily radar surveillance systems), partially offset by the ramp-up of recently awarded programs (primarily Space Fence).

MST’s operating profit in the fourth quarter of 2015 decreased $75 million, or 32 percent, compared to the same period in 2014. The decrease was attributable to lower operating profit of approximately $60 million for integrated warfare systems and sensors programs due to investments made in connection with a recently awarded next generation radar technology program; and approximately $45 million for Sikorsky due primarily to intangible amortization and adjustments required to account for the acquisition of this business in the fourth quarter of 2015. These decreases were offset by higher operating profit of approximately $30 million due to reserves recorded on certain ship and aviation systems and training and logistics solutions programs in the fourth quarter of 2014 that were not repeated in the fourth quarter of 2015. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $65 million lower in the fourth quarter of 2015 compared to the same period in 2014.

MST’s net sales in 2015 increased $359 million, or 4 percent, compared to 2014. The increase was attributable to net sales of approximately $400 million from Sikorsky, net of adjustments required to account for the acquisition of this business in the fourth quarter of 2015; and approximately $220 million for integrated warfare systems and sensors programs, primarily due to the ramp-up of recently awarded programs (Space Fence). These increases were partially offset by lower net sales of approximately $150 million for undersea systems programs due to decreased volume as a result of in-theater force reductions (primarily Persistent Threat Detection System); and approximately $105 million for ship and aviation systems programs primarily due to decreased volume (Merlin Capability Sustainment Program).

MST’s operating profit in 2015 decreased $92 million, or 10 percent, compared to 2014. Operating profit decreased by approximately $75 million due to performance matters on an international program (reflected in the IS&GS business segment results in periods prior to program realignment reclassifications made in the fourth quarter of 2015); approximately $45 million for Sikorsky due primarily to intangible amortization and adjustments required to account for the acquisition of this business in the fourth quarter of 2015; and approximately $15 million for integrated warfare systems and sensors programs, primarily due to investments made in connection with a recently awarded next generation radar technology program, partially offset by higher risk retirements (including Halifax Class Modernization). These decreases were partially offset by approximately $20 million in increased operating profit for training and logistics services programs, primarily due to reserves recorded on certain programs in 2014 that were not repeated in 2015. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $100 million lower in 2015 compared to 2014.

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Space Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$2,382	$2,590	$9,105	$9,202
Operating profit	$288	$288	$1,171	$1,187
Operating margins	12.1%	11.1%	12.9%	12.9%

Space Systems’ net sales in the fourth quarter of 2015 decreased $208 million, or 8 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $200 million for the Orion program due to decreased volume (primarily the first unmanned test flight of the Orion multi-purpose crew vehicle in Dec. 2014); and approximately $145 million for government satellite programs due to decreased volume (primarily Advanced Extremely High Frequency (AEHF)). These decreases were partially offset by higher net sales of approximately $150 million for commercial space transportation programs due to increased launch-related activities.

Space Systems’ operating profit in the fourth quarter of 2015 was comparable to the same period in 2014. Operating profit increased approximately $35 million for government satellite programs due to increased risk retirements and approximately $20 million due to increased equity earnings in joint ventures. These increases were partially offset by decreased operating profit of approximately $25 million for commercial satellite programs due to performance matters on certain programs and approximately $20 million for the Orion program due to decreased volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $10 million lower in the fourth quarter of 2015 compared to the same period in 2014.

Space Systems’ net sales in 2015 decreased $97 million, or 1 percent, compared to 2014. The decrease was attributable to approximately $335 million lower net sales for government satellite programs due to decreased volume (primarily AEHF) and the wind‑down or completion of mission solutions programs; and approximately $55 million for strategic missile and defense systems due to lower volume. These decreases were partially offset by higher net sales of approximately $235 million for businesses acquired in 2014; and approximately $75 million for the Orion program due to increased volume.

Space Systems’ operating profit in 2015 decreased $16 million, or 1 percent, compared to 2014. Operating profit increased approximately $85 million for government satellite programs due primarily to increased risk retirements. This increase was partially offset by lower operating profit of approximately $65 million for commercial satellite programs due to performance matters on certain programs; and approximately $35 million due to decreased equity earnings in joint ventures. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $105 million higher in 2015 compared to 2014.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $60 million, or 21 percent, and approximately $245 million, or 21 percent, of this business segment’s operating profit during the quarter and year ended Dec. 31, 2015, compared to approximately $40 million, or 14 percent, and approximately $280 million, or 24 percent, during the quarter and year ended Dec. 31, 2014.

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Income Taxes

The Corporation’s effective income tax rates were 19.8 percent and 28.2 percent for the quarter and year ended Dec. 31, 2015, compared to 28.1 percent and 31.3 percent for the quarter and year ended Dec. 31, 2014. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature and the retroactive reinstatement of the R&D tax credit. The 2014 benefits were offset by the unfavorable impact of non-cash goodwill impairment charges.

As a result of legislation enacted in the fourth quarter of 2015, the R&D tax credit was permanently extended and reinstated, retroactive to the beginning of 2015. Accordingly, the effective income tax rates for both the quarter and year ended Dec. 31, 2015 reflect the credit for all of 2015, which reduced the Corporation’s effective tax rates by 6.1 percentage points for the fourth quarter and 1.4 percentage points for the full year in 2015. In the fourth quarter of 2014, the R&D tax credit was temporarily reinstated for one year, retroactive to the beginning of 2014. Accordingly, the effective income tax rates for both the quarter and year ended Dec. 31, 2014 reflect the credit for all of 2014, which reduced the Corporation’s effective tax rates by 3.6 percentage points for the fourth quarter and 0.9 percentage points for the full year in 2014.

As a result of a decision in the fourth quarter of 2015 to divest a non-core asset in 2016, the Corporation recorded an asset impairment charge of approximately $90 million. This charge was partially offset by a net deferred tax benefit of about $80 million. The net impact of the resulting tax benefit reduced the effective income tax rates by 4.4 percentage points for the fourth quarter and 1.0 percentage points for the full year in 2015.

Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. ET on Jan. 26, 2016. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that – with the addition of Sikorsky - employs approximately 126,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:

Dan Nelson, +1 301-897-6357; dan.nelson@lmco.com

Investor Relations Contact:

Jerry Kircher, +1 301-897-6584; jerry.f.kircher@lmco.com

13

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement capitalization changes such as share repurchase activity and pension funding or debt levels;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of this acquisition;
•	adjustments required as a result of the ongoing purchase accounting analysis related to the Sikorsky acquisition;
•	risks related to the completion of the Corporation’s previously announced transaction with Leidos related to the Corporation’s IS&GS business segment, including anticipated terms and timing; obtaining stockholder and regulatory approvals and anticipated tax treatment; the dependency of any split-off transaction on market conditions; and the value to be received in any split-off transaction;

14

•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in or interpretation of legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Additional Information and Where to Find It

In connection with the proposed transaction between Lockheed Martin and Leidos, Abacus Innovations Corporation, a wholly-owned subsidiary of Lockheed Martin created for the transaction (“Spinco”), will file with the SEC a registration statement on Form S-4/S-1 containing a prospectus and Leidos will file with the SEC a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and proxy statement (when available) and other documents filed with the SEC by the Corporation, Spinco and Leidos at the SEC’s web site at http://www.sec.gov. Free copies of these documents, once available, and each of the companies’ other filings with the SEC, may also be obtained from the respective companies websites at http://www.leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin).

This communication is not a solicitation of a proxy from any investor or security holder. However, Leidos, the Corporation, and certain of their respective directors, executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from stockholders of Leidos in respect of the proposed transaction under the rules of the SEC. Information regarding Leidos’ directors and executive officers is available in Leidos’ 2014 Annual Report on Form 10-K filed with the SEC on March 25, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on April 17, 2015. Information regarding the Corporation’s directors and executive officers is available in the Corporation’s 2014 Annual Report on Form 10-K filed with the SEC on February 9, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on March 13, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

15

Lockheed Martin Corporation

Consolidated Statements of Earnings

(unaudited; in millions, except per share data)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2015	2014	2015	2014

Net sales	$12,917	$12,530	$46,132	$45,600
Cost of sales[1]	(11,607)	(11,262)	(40,932)	(40,345)
Gross profit	1,310	1,268	5,200	5,255
Other (expense) income, net[2]	(29)	74	236	337
Operating profit[1,2]	1,281	1,342	5,436	5,592
Interest expense	(142)	(87)	(443)	(340)
Other non-operating income, net	24	3	30	6
Earnings before income taxes	1,163	1,258	5,023	5,258
Income tax expense	(230)	(354)	(1,418)	(1,644)
Net earnings[1,2,3]	$933	$904	$3,605	$3,614
Effective tax rate	19.8%	28.1%	28.2%	31.3%

Earnings per common share[1,2,3]
Basic	$3.05	$2.87	$11.62	$11.41
Diluted	$3.01	$2.82	$11.46	$11.21

Weighted average shares outstanding
Basic	305.9	315.1	310.3	316.8
Diluted	310.2	320.6	314.7	322.4

Common shares reported in stockholders' equity at end of period			303	314

[1]	Cost of sales in 2015 includes severance charges associated with the elimination of certain positions at the MST business segment and the IS&GS business segment (prior to program realignment). These charges were approximately $67 million in the quarter ended Dec. 31, 2015, which reduced net earnings about $44 million, or $0.14 per share; and approximately $102 million in the year ended Dec. 31, 2015, which reduced net earnings about $66 million, or $0.21 per share.

[2]	Other (expense) income, net in the quarter and year ended Dec. 31, 2015 includes approximately $45 million of non-recoverable transaction costs associated with the acquisition of Sikorsky and the Corporation's strategic review, which reduced net earnings about $28 million, or $0.09 per share.

[3]	The amounts and per share data reported may change between the earnings release and filing of the Corporation's Form 10-K due to ongoing purchase accounting analysis related to the Sikorsky acquisition.

16

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended Dec. 31,			Years Ended Dec. 31,
	2015	2014	% Change	2015	2014	% Change
Net sales
Aeronautics	$4,384	$4,135	6%	$15,570	$14,920	4%
Information Systems & Global Solutions	1,397	1,491	(6)%	5,596	5,654	(1)%
Missiles and Fire Control	1,969	1,863	6%	6,770	7,092	(5)%
Mission Systems and Training	2,785	2,451	14%	9,091	8,732	4%
Space Systems	2,382	2,590	(8)%	9,105	9,202	(1)%
Total net sales	$12,917	$12,530	3%	$46,132	$45,600	1%

Operating profit
Aeronautics	$448	$441	2%	$1,681	$1,649	2%
Information Systems & Global Solutions	131	117	12%	508	472	8%
Missiles and Fire Control	387	329	18%	1,282	1,344	(5)%
Mission Systems and Training	157	232	(32)%	844	936	(10)%
Space Systems	288	288	-%	1,171	1,187	(1)%
Total business segment operating profit	1,411	1,407	-%	5,486	5,588	(2)%
Unallocated items
FAS/CAS pension adjustment
FAS pension expense	(290)	(259)		(1,142)	(1,144)
Less: CAS pension cost	403	380		1,613	1,520
FAS/CAS pension adjustment	113	121		471	376
Special items
Goodwill impairment charge	-	(119)		-	(119)
Severance charges[1]	(67)	-		(102)	-
Stock-based compensation	(20)	(36)		(138)	(164)
Other, net[2,3]	(156)	(31)		(281)	(89)
Total unallocated items	(130)	(65)	N/M	(50)	4	N/M
Total consolidated operating profit	$1,281	$1,342	(5)%	$5,436	$5,592	(3)%

Operating margins
Aeronautics	10.2%	10.7%		10.8%	11.1%
Information Systems & Global Solutions	9.4%	7.8%		9.1%	8.3%
Missiles and Fire Control	19.7%	17.7%		18.9%	19.0%
Mission Systems and Training	5.6%	9.5%		9.3%	10.7%
Space Systems	12.1%	11.1%		12.9%	12.9%
Total business segment operating margins	10.9%	11.2%		11.9%	12.3%

Total consolidated operating margins	9.9%	10.7%		11.8%	12.3%

[1]	Severance charges in 2015 consist of amounts associated with the elimination of certain positions at the MST business segment and the IS&GS business segment (prior to program realignment). These charges reduced net earnings about $44 million, or $0.14 per share, in the quarter ended Dec. 31, 2015 and about $66 million, or $0.21 per share, in the year ended Dec. 31, 2015. Severance charges for initiatives that are not significant are included in business segment operating profit.

[2]	Other, net in the quarter and year ended Dec. 31, 2015 includes a non-cash asset impairment charge of approximately $90 million related to the Corporation's plan to divest a non-core asset in 2016. This charge was partially offset by a net deferred tax benefit of about $80 million, which is recorded in income tax expense. The net impact reduced net earnings by about $10 million, or $0.03 per share, in the quarter and year ended Dec. 31, 2015.

[3]	Other, net in the quarter and year ended Dec. 31, 2015 includes approximately $45 million of non-recoverable transaction costs associated with the acquisition of Sikorsky and the Corporation's strategic review, which reduced net earnings about $28 million, or $0.09 per share.

17

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Dec. 31, 2015[1]	Dec. 31, 2014[2]
Assets
Current assets
Cash and cash equivalents	$1,090	$1,446
Receivables, net	8,061	5,877
Inventories, net	4,962	2,804
Deferred income taxes	1,463	1,451
Other current assets	622	744
Total current assets	16,198	12,322

Property, plant and equipment, net	5,438	4,751
Goodwill	13,628	10,862
Purchased intangibles, net	4,147	324
Deferred income taxes	4,470	4,013
Other noncurrent assets	5,247	4,774
Total assets	$49,128	$37,046

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,974	$1,562
Customer advances and amounts in excess of costs incurred	6,988	5,775
Salaries, benefits and payroll taxes	1,916	1,824
Current portion of long-term debt	956	-
Other current liabilities	2,223	1,951
Total current liabilities	14,057	11,112

Long-term debt, net	14,305	6,142
Accrued pension liabilities	11,807	11,413
Other postretirement benefit liabilities	1,070	1,102
Other noncurrent liabilities	4,792	3,877
Total liabilities	46,031	33,646

Stockholders' equity
Common stock, $1 par value per share	303	314
Additional paid-in capital	-	-
Retained earnings	14,238	14,956
Accumulated other comprehensive loss	(11,444)	(11,870)
Total stockholders' equity	3,097	3,400
Total liabilities and stockholders' equity	$49,128	$37,046

[1]	The Dec. 31, 2015 consolidated balance sheet includes the accounts of Sikorsky, including goodwill of approximately $2.8 billion and purchased intangibles, net of about $3.9 billion.

[2]	Certain prior period amounts have been reclassified to conform with current year presentation.

18

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2015	2014

Operating activities
Net earnings	$3,605	$3,614
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,026	994
Stock-based compensation	138	164
Deferred income taxes	(445)	(401)
Goodwill impairment charge	-	119
Severance charges	102	-
Changes in assets and liabilities
Receivables, net	(256)	28
Inventories, net	(398)	77
Accounts payable	(160)	95
Customer advances and amounts in excess of costs incurred	(32)	(572)
Postretirement benefit plans	1,068	(880)
Income taxes	(48)	351
Other, net	501	277
Net cash provided by operating activities[1]	5,101	3,866

Investing activities
Capital expenditures	(939)	(845)
Acquisitions of businesses and investments in affiliates[2]	(9,003)	(898)
Other, net	208	20
Net cash used for investing activities	(9,734)	(1,723)

Financing activities
Issuance of long-term debt, net of related costs	9,101	-
Draw on revolving credit facility	6,000	-
Repayment on revolving credit facility	(6,000)	-
Repurchases of common stock	(3,071)	(1,900)
Proceeds from stock option exercises	174	308
Dividends paid	(1,932)	(1,760)
Other, net	5	38
Net cash provided by (used for) financing activities	4,277	(3,314)

Net change in cash and cash equivalents	(356)	(1,171)
Cash and cash equivalents at beginning of period	1,446	2,617
Cash and cash equivalents at end of period	$1,090	$1,446

[1]	The Corporation made no contributions to its heritage qualified defined benefit pension trust in the year ended Dec. 31, 2015 compared to $2.0 billion in the year ended Dec. 31, 2014. The Corporation made approximately $5.0 million in contributions to the Sikorsky qualified defined benefit pension plan in the year ended Dec. 31, 2015. Additionally, the Corporation made net income tax payments of approximately $1.8 billion in the year ended Dec. 31, 2015, compared to approximately $1.5 billion in the year ended Dec. 31, 2014.

[2]	Includes the $9.0 billion purchase price of Sikorsky, net of cash acquired.

19

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2014	$314	$-	$14,956	$(11,870)	$3,400
Net earnings	-	-	3,605	-	3,605
Other comprehensive income, net of tax[1]	-	-	-	426	426
Repurchases of common stock	(15)	(656)	(2,400)	-	(3,071)
Dividends declared[2]	-	-	(1,923)	-	(1,923)
Stock-based awards and ESOP activity	4	656	-	-	660
Balance at Dec. 31, 2015	$303	$-	$14,238	$(11,444)	$3,097

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.50 per share declared during each of the first, second and third quarters of 2015. Additionally, includes dividends of $1.65 per share declared in the third quarter of 2015 and paid in the fourth quarter of 2015.

20

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2015		Dec. 31, 2014
Aeronautics	$31,800		$27,600
Information Systems & Global Solutions	4,800		6,000
Missiles and Fire Control	15,500		13,300
Mission Systems and Training	30,100	[1]	13,300
Space Systems	17,400		20,300
Total backlog	$99,600	[1]	$80,500

Orders	$50,200

	Quarters Ended Dec. 31,			Years Ended Dec. 31,
Aircraft Deliveries	2015		2014	2015	2014
F-16	2		6	11	17
F-35	14		14	45	36
C-130J	7		8	21	24
C-5	2		1	9	7

[1]	Includes Sikorsky backlog of approximately $15.6 billion, which may change as the Corporation completes its analysis of acquired backlog.

21

Lockheed Martin Corporation

Proforma Business Segment Net Sales, Operating Profit and Operating Margins

To Reflect Reorganization of Government Information Technology (IT) and Technical Services Businesses 1

(unaudited; in millions)

	Twelve Months Ended Dec. 31, 2015
	Prior to Realignment	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$15,570	$-	$-	$15,570
Information Systems & Global Solutions	7,458	(2,480)	618	5,596
Missiles and Fire Control	7,366	63	(659)	6,770
Mission Systems and Training	7,697	1,353	41	9,091
Space Systems	8,041	1,064	-	9,105
Total net sales	$46,132	$-	$-	$46,132

Operating profit [1]
Aeronautics	$1,681	$-	$-	$1,681
Information Systems & Global Solutions	628	(173)	53	508
Missiles and Fire Control	1,332	5	(55)	1,282
Mission Systems and Training	800	42	2	844
Space Systems	1,045	126	-	1,171
Total business segment operating profit	5,486	-	-	5,486
Unallocated items, net	(50)	-	-	(50)
Total consolidated operating profit	$5,436	$-	$-	$5,436

Operating margins [1]
Aeronautics	10.8%	-%	-%	10.8%
Information Systems & Global Solutions	8.4%	0.7%	-%	9.1%
Missiles and Fire Control	18.1%	(0.1)%	0.9%	18.9%
Mission Systems and Training	10.4%	(1.1)%	-%	9.3%
Space Systems	13.0%	(0.1)%	-%	12.9%
Total business segment operating margins	11.9%	-%	-%	11.9%

Total consolidated operating margins	11.8%	-%	-%	11.8%

[1]	During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with its strategic review of its government IT and technical services businesses. As part of the realignment, mission IT and services programs supporting the Corporation's platforms were transferred from the Information Systems & Global Solutions (IS&GS) business segment to the Mission Systems and Training (MST) business segment, energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment, space services programs were transferred from the IS&GS business segment to the Space Systems business segment and technical services programs were transferred from the MFC business segment to the IS&GS business segment. The amounts in the table above reflect the impacts of the program realignment. The realignment did not impact the Corporation’s previously reported consolidated financial statements.

22

Lockheed Martin Corporation

Proforma Business Segment Net Sales, Operating Profit and Operating Margins

To Reflect Reorganization of Government Information Technology (IT) and Technical Services Businesses 1

(unaudited; in millions)

	Quarter Ended March 29, 2015				Quarter Ended June 28, 2015				Quarter Ended Sept. 27, 2015				Quarter Ended Dec. 31, 2015
	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Prior to Realignment	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,134	$-	$-	$3,134	$4,131	$-	$-	$4,131	$3,921	$-	$-	$3,921	$4,384	$-	$-	$4,384
Information Systems & Global Solutions	1,869	(612)	133	1,390	1,898	(644)	154	1,408	1,870	(631)	162	1,401	1,821	(593)	169	1,397
Missiles and Fire Control	1,503	26	(146)	1,383	1,777	37	(165)	1,649	1,938	1	(170)	1,769	2,148	(1)	(178)	1,969
Mission Systems and Training	1,651	315	13	1,979	1,808	346	11	2,165	1,802	352	8	2,162	2,436	340	9	2,785
Space Systems	1,954	271	-	2,225	2,029	261	-	2,290	1,930	278	-	2,208	2,128	254	-	2,382
Total net sales	$10,111	$-	$-	$10,111	$11,643	$-	$-	$11,643	$11,461	$-	$-	$11,461	$12,917	$-	$-	$12,917

Operating profit [1]
Aeronautics	$371	$-	$-	$371	$444	$-	$-	$444	$418	$-	$-	$418	$448	$-	$-	$448
Information Systems & Global Solutions	136	1	8	145	160	(66)	13	107	163	(57)	19	125	169	(51)	13	131
Missiles and Fire Control	292	2	(8)	286	303	4	(14)	293	336	-	(20)	316	401	(1)	(13)	387
Mission Systems and Training	219	(39)	-	180	234	27	1	262	220	24	1	245	127	30	-	157
Space Systems	288	36	-	324	259	35	-	294	232	33	-	265	266	22	-	288
Total business segment operating profit	1,306	-	-	1,306	1,400	-	-	1,400	1,369	-	-	1,369	1,411	-	-	1,411
Unallocated items, net	50	-	-	50	45	-	-	45	(15)	-	-	(15)	(130)	-	-	(130)
Total consolidated operating profit	$1,356	$-	$-	$1,356	$1,445	$-	$-	$1,445	$1,354	$-	$-	$1,354	$1,281	$-	$-	$1,281

Operating margins [1]
Aeronautics	11.8%	-%	-%	11.8%	10.7%	-%	-%	10.7%	10.7%	-%	-%	10.7%	10.2%	-%	-%	10.2%
Information Systems & Global Solutions	7.3%	3.5%	(0.2)%	10.4%	8.4%	(1.0)%	-%	7.6%	8.7%	(0.1)%	0.3%	8.9%	9.3%	0.3%	(0.2)%	9.4%
Missiles and Fire Control	19.4%	(0.2)%	1.5%	20.7%	17.1%	(0.1)%	0.8%	17.8%	17.3%	-%	0.6%	17.9%	18.7%	(0.1)%	1.1%	19.7%
Mission Systems and Training	13.3%	(4.1)%	(0.1)%	9.1%	12.9%	(0.8)%	-%	12.1%	12.2%	(0.9)%	-%	11.3%	5.2%	0.4%	-%	5.6%
Space Systems	14.7%	(0.1)%	-%	14.6%	12.8%	-%	-%	12.8%	12.0%	-%	-%	12.0%	12.5%	(0.4)%	-%	12.1%
Total business segment operating margins	12.9%	-%	-%	12.9%	12.0%	-%	-%	12.0%	11.9%	-%	-%	11.9%	10.9%	-%	-%	10.9%

Total consolidated operating margins	13.4%	-%	-%	13.4%	12.4%	-%	-%	12.4%	11.8%	-%	-%	11.8%	9.9%	-%	-%	9.9%

	Three Months Ended March 29, 2015				Six Months Ended June 28, 2015				Nine Months Ended Sept. 27, 2015				Twelve Months Ended Dec. 31, 2015
	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Prior to Realignment	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,134	$-	$-	$3,134	$7,265	$-	$-	$7,265	$11,186	$-	$-	$11,186	$15,570	$-	$-	$15,570
Information Systems & Global Solutions	1,869	(612)	133	1,390	3,767	(1,256)	287	2,798	5,637	(1,887)	449	4,199	7,458	(2,480)	618	5,596
Missiles and Fire Control	1,503	26	(146)	1,383	3,280	63	(311)	3,032	5,218	64	(481)	4,801	7,366	63	(659)	6,770
Mission Systems and Training	1,651	315	13	1,979	3,459	661	24	4,144	5,261	1,013	32	6,306	7,697	1,353	41	9,091
Space Systems	1,954	271	-	2,225	3,983	532	-	4,515	5,913	810	-	6,723	8,041	1,064	-	9,105
Total net sales	$10,111	$-	$-	$10,111	$21,754	$-	$-	$21,754	$33,215	$-	$-	$33,215	$46,132	$-	$-	$46,132

Operating profit [1]
Aeronautics	$371	$-	$-	$371	$815	$-	$-	$815	$1,233	$-	$-	$1,233	$1,681	$-	$-	$1,681
Information Systems & Global Solutions	136	1	8	145	296	(65)	21	252	459	(122)	40	377	628	(173)	53	508
Missiles and Fire Control	292	2	(8)	286	595	6	(22)	579	931	6	(42)	895	1,332	5	(55)	1,282
Mission Systems and Training	219	(39)	-	180	453	(12)	1	442	673	12	2	687	800	42	2	844
Space Systems	288	36	-	324	547	71	-	618	779	104	-	883	1,045	126	-	1,171
Total business segment operating profit	1,306	-	-	1,306	2,706	-	-	2,706	4,075	-	-	4,075	5,486	-	-	5,486
Unallocated items, net	50	-	-	50	95	-	-	95	80	-	-	80	(50)	-	-	(50)
Total consolidated operating profit	$1,356	$-	$-	$1,356	$2,801	$-	$-	$2,801	$4,155	$-	$-	$4,155	$5,436	$-	$-	$5,436

Operating margins [1]
Aeronautics	11.8%	-%	-%	11.8%	11.2%	-%	-%	11.2%	11.0%	-%	-%	11.0%	10.8%	-%	-%	10.8%
Information Systems & Global Solutions	7.3%	3.5%	(0.2)%	10.4%	7.9%	1.2%	(0.1)%	9.0%	8.1%	0.8%	0.1%	9.0%	8.4%	0.7%	-%	9.1%
Missiles and Fire Control	19.4%	(0.2)%	1.5%	20.7%	18.1%	(0.1)%	1.1%	19.1%	17.8%	(0.1)%	0.9%	18.6%	18.1%	(0.1)%	0.9%	18.9%
Mission Systems and Training	13.3%	(4.1)%	(0.1)%	9.1%	13.1%	(2.3)%	(0.1)%	10.7%	12.8%	(1.9)%	-%	10.9%	10.4%	(1.1)%	-%	9.3%
Space Systems	14.7%	(0.1)%	-%	14.6%	13.7%	-%	-%	13.7%	13.2%	(0.1)%	-%	13.1%	13.0%	(0.1)%	-%	12.9%
Total business segment operating margins	12.9%	-%	-%	12.9%	12.4%	-%	-%	12.4%	12.3%	-%	-%	12.3%	11.9%	-%	-%	11.9%

Total consolidated operating margins	13.4%	-%	-%	13.4%	12.9%	-%	-%	12.9%	12.5%	-%	-%	12.5%	11.8%	-%	-%	11.8%

[1]	During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with its strategic review of its government IT and technical services businesses. As part of the realignment, mission IT and services programs supporting the Corporation's platforms were transferred from the Information Systems & Global Solutions (IS&GS) business segment to the Mission Systems and Training (MST) business segment, energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment, space services programs were transferred from the IS&GS business segment to the Space Systems business segment and technical services programs were transferred from the MFC business segment to the IS&GS business segment. The amounts in the table above reflect the impacts of the program realignment. The realignment did not impact the Corporation’s previously reported consolidated financial statements.

23

Lockheed Martin Corporation

Proforma Business Segment Net Sales, Operating Profit and Operating Margins

To Reflect Reorganization of Government Information Technology (IT) and Technical Services Businesses 1

(unaudited; in millions)

	Twelve Months Ended Dec. 31, 2014
	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$14,920	$-	$-	$14,920
Information Systems & Global Solutions	7,788	(2,810)	676	5,654
Missiles and Fire Control	7,680	155	(743)	7,092
Mission Systems and Training	7,147	1,518	67	8,732
Space Systems	8,065	1,137	-	9,202
Total net sales	$45,600	$-	$-	$45,600

Operating profit [1]
Aeronautics	$1,649	$-	$-	$1,649
Information Systems & Global Solutions	699	(259)	32	472
Missiles and Fire Control	1,358	21	(35)	1,344
Mission Systems and Training	843	90	3	936
Space Systems	1,039	148	-	1,187
Total business segment operating profit	5,588	-	-	5,588
Unallocated items, net	4	-	-	4
Total consolidated operating profit	$5,592	$-	$-	$5,592

Operating margins [1]
Aeronautics	11.1%	-%	-%	11.1%
Information Systems & Global Solutions	9.0%	(0.2)%	(0.4)%	8.3%
Missiles and Fire Control	17.7%	(0.1)%	1.4%	19.0%
Mission Systems and Training	11.8%	(1.0)%	(0.1)%	10.7%
Space Systems	12.9%	-%	-%	12.9%
Total business segment operating margins	12.3%	-%	-%	12.3%

Total consolidated operating margins	12.3%	-%	-%	12.3%

[1]	During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with its strategic review of its government IT and technical services businesses. As part of the realignment, mission IT and services programs supporting the Corporation's platforms were transferred from the Information Systems & Global Solutions (IS&GS) business segment to the Mission Systems and Training (MST) business segment, energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment, space services programs were transferred from the IS&GS business segment to the Space Systems business segment and technical services programs were transferred from the MFC business segment to the IS&GS business segment. The amounts in the table above reflect the impacts of the program realignment. The realignment did not impact the Corporation’s previously reported consolidated financial statements.

24

Lockheed Martin Corporation

Proforma Business Segment Net Sales, Operating Profit and Operating Margins

To Reflect Reorganization of Government Information Technology (IT) and Technical Services Businesses 1

(unaudited; in millions)

	Quarter Ended March 30, 2014				Quarter Ended June 29, 2014				Quarter Ended Sept. 28, 2014				Quarter Ended Dec. 31, 2014
	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,386	$-	$-	$3,386	$3,855	$-	$-	$3,855	$3,544	$-	$-	$3,544	$4,135	$-	$-	$4,135
Information Systems & Global Solutions	1,910	(736)	169	1,343	1,941	(725)	163	1,379	1,949	(676)	168	1,441	1,988	(673)	176	1,491
Missiles and Fire Control	1,867	40	(188)	1,719	1,891	36	(180)	1,747	1,908	38	(183)	1,763	2,014	41	(192)	1,863
Mission Systems and Training	1,628	398	19	2,045	1,771	387	17	2,175	1,679	367	15	2,061	2,069	366	16	2,451
Space Systems	1,859	298	-	2,157	1,848	302	-	2,150	2,034	271	-	2,305	2,324	266	-	2,590
Total net sales	$10,650	$-	$-	$10,650	$11,306	$-	$-	$11,306	$11,114	$-	$-	$11,114	$12,530	$-	$-	$12,530

Operating profit [1]
Aeronautics	$393	$-	$-	$393	$453	$-	$-	$453	$362	$-	$-	$362	$441	$-	$-	$441
Information Systems & Global Solutions	174	(69)	16	121	175	(69)	6	112	175	(56)	3	122	175	(65)	7	117
Missiles and Fire Control	358	-	(16)	342	345	6	(8)	343	335	(2)	(3)	330	320	17	(8)	329
Mission Systems and Training	250	29	-	279	185	16	2	203	193	29	-	222	215	16	1	232
Space Systems	254	40	-	294	248	47	-	295	281	29	-	310	256	32	-	288
Total business segment operating profit	1,429	-	-	1,429	1,406	-	-	1,406	1,346	-	-	1,346	1,407	-	-	1,407
Unallocated items, net	3	-	-	3	20	-	-	20	46	-	-	46	(65)	-	-	(65)
Total consolidated operating profit	$1,432	$-	$-	$1,432	$1,426	$-	$-	$1,426	$1,392	$-	$-	$1,392	$1,342	$-	$-	$1,342

Operating margins [1]
Aeronautics	11.6%	-%	-%	11.6%	11.8%	-%	-%	11.8%	10.2%	-%	-%	10.2%	10.7%	-%	-%	10.7%
Information Systems & Global Solutions	9.1%	(0.1)%	-%	9.0%	9.0%	(0.4)%	(0.5)%	8.1%	9.0%	0.2%	(0.7)%	8.5%	8.8%	(0.5)%	(0.4)%	7.8%
Missiles and Fire Control	19.2%	(0.5)%	1.2%	19.9%	18.2%	-%	1.5%	19.6%	17.6%	(0.5)%	1.6%	18.7%	15.9%	0.6%	1.2%	17.7%
Mission Systems and Training	15.4%	(1.6)%	(0.2)%	13.6%	10.4%	(1.2)%	0.1%	9.3%	11.5%	(0.6)%	(0.1)%	10.8%	10.4%	(0.9)%	-%	9.5%
Space Systems	13.7%	(0.1)%	-%	13.6%	13.4%	0.3%	-%	13.7%	13.8%	(0.3)%	-%	13.5%	11.0%	0.1%	-%	11.1%
Total business segment operating margins	13.4%	-%	-%	13.4%	12.4%	-%	-%	12.4%	12.1%	-%	-%	12.1%	11.2%	-%	-%	11.2%

Total consolidated operating margins	13.4%	-%	-%	13.4%	12.6%	-%	-%	12.6%	12.5%	-%	-%	12.5%	10.7%	-%	-%	10.7%

	Three Months Ended March 30, 2014				Six Months Ended June 29, 2014				Nine Months Ended Sept. 28, 2014				Twelve Months Ended Dec. 31, 2014
	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted	Previously Reported	Government IT Reclassification	Technical Svcs. Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,386	$-	$-	$3,386	$7,241	$-	$-	$7,241	$10,785	$-	$-	$10,785	$14,920	$-	$-	$14,920
Information Systems & Global Solutions	1,910	(736)	169	1,343	3,851	(1,461)	332	2,722	5,800	(2,137)	500	4,163	7,788	(2,810)	676	5,654
Missiles and Fire Control	1,867	40	(188)	1,719	3,758	76	(368)	3,466	5,666	114	(551)	5,229	7,680	155	(743)	7,092
Mission Systems and Training	1,628	398	19	2,045	3,399	785	36	4,220	5,078	1,152	51	6,281	7,147	1,518	67	8,732
Space Systems	1,859	298	-	2,157	3,707	600	-	4,307	5,741	871	-	6,612	8,065	1,137	-	9,202
Total net sales	$10,650	$-	$-	$10,650	$21,956	$-	$-	$21,956	$33,070	$-	$-	$33,070	$45,600	$-	$-	$45,600

Operating profit [1]
Aeronautics	$393	$-	$-	$393	$846	$-	$-	$846	$1,208	$-	$-	$1,208	$1,649	$-	$-	$1,649
Information Systems & Global Solutions	174	(69)	16	121	349	(138)	22	233	524	(194)	25	355	699	(259)	32	472
Missiles and Fire Control	358	-	(16)	342	703	6	(24)	685	1,038	4	(27)	1,015	1,358	21	(35)	1,344
Mission Systems and Training	250	29	-	279	435	45	2	482	628	74	2	704	843	90	3	936
Space Systems	254	40	-	294	502	87	-	589	783	116	-	899	1,039	148	-	1,187
Total business segment operating profit	1,429	-	-	1,429	2,835	-	-	2,835	4,181	-	-	4,181	5,588	-	-	5,588
Unallocated items, net	3	-	-	3	23	-	-	23	69	-	-	69	4	-	-	4
Total consolidated operating profit	$1,432	$-	$-	$1,432	$2,858	$-	$-	$2,858	$4,250	$-	$-	$4,250	$5,592	$-	$-	$5,592

Operating margins [1]
Aeronautics	11.6%	-%	-%	11.6%	11.7%	-%	-%	11.7%	11.2%	-%	-%	11.2%	11.1%	-%	-%	11.1%
Information Systems & Global Solutions	9.1%	(0.1)%	-%	9.0%	9.1%	(0.3)%	(0.2)%	8.6%	9.0%	(0.1)%	(0.4)%	8.5%	9.0%	(0.2)%	(0.4)%	8.3%
Missiles and Fire Control	19.2%	(0.5)%	1.2%	19.9%	18.7%	(0.2)%	1.3%	19.8%	18.3%	(0.3)%	1.4%	19.4%	17.7%	(0.1)%	1.4%	19.0%
Mission Systems and Training	15.4%	(1.6)%	(0.2)%	13.6%	12.8%	(1.3)%	(0.1)%	11.4%	12.4%	(1.1)%	(0.1)%	11.2%	11.8%	(1.0)%	(0.1)%	10.7%
Space Systems	13.7%	(0.1)%	-%	13.6%	13.5%	0.2%	-%	13.7%	13.6%	-%	-%	13.6%	12.9%	-%	-%	12.9%
Total business segment operating margins	13.4%	-%	-%	13.4%	12.9%	-%	-%	12.9%	12.6%	-%	-%	12.6%	12.3%	-%	-%	12.3%

Total consolidated operating margins	13.4%	-%	-%	13.4%	13.0%	-%	-%	13.0%	12.9%	-%	-%	12.9%	12.3%	-%	-%	12.3%

[1]	During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with its strategic review of its government IT and technical services businesses. As part of the realignment, mission IT and services programs supporting the Corporation's platforms were transferred from the Information Systems & Global Solutions (IS&GS) business segment to the Mission Systems and Training (MST) business segment, energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment, space services programs were transferred from the IS&GS business segment to the Space Systems business segment and technical services programs were transferred from the MFC business segment to the IS&GS business segment. The amounts in the table above reflect the impacts of the program realignment. The realignment did not impact the Corporation’s previously reported consolidated financial statements.

25

Lockheed Martin Corporation

Proforma Backlog

To Reflect Reorganization of Government Information Technology (IT) and Technical Services Businesses 1

(unaudited; in millions)

	March 30,	June 29,	Sept. 28,	Dec. 31,	March 29,	June 28,	Sept. 27,	Dec. 31,
	2014	2014	2014	2014	2015	2015	2015	2015

Backlog[1]:
Aeronautics	$26,400	$24,200	$23,300	$27,600	$25,300	$23,200	$22,600	$31,800
Information Systems & Global Solutions	6,000	5,500	6,200	6,000	5,300	5,000	4,700	4,800
Missiles and Fire Control	13,900	13,000	12,300	13,300	12,600	12,000	13,400	15,500
Mission Systems and Training	12,800	13,300	13,800	13,300	13,900	13,800	13,200	30,100	[2]
Space Systems	20,500	21,800	20,900	20,300	19,800	18,800	17,800	17,400
Total backlog	$79,600	$77,800	$76,500	$80,500	$76,900	$72,800	$71,700	$99,600	[2]

[1]	During the fourth quarter of 2015, the Corporation realigned certain programs between its business segments in connection with its strategic review of its government IT and technical services businesses. As part of the realignment, mission IT and services programs supporting the Corporation's platforms were transferred from the Information Systems & Global Solutions (IS&GS) business segment to the Mission Systems and Training (MST) business segment, energy solutions programs were transferred from the IS&GS business segment to the Missiles and Fire Control (MFC) business segment, space services programs were transferred from the IS&GS business segment to the Space Systems business segment, and technical services programs were transferred from the MFC business segment to the IS&GS business segment. The amounts in the table above reflect the impacts of the program realignment. The realignment did not impact the Corporation’s previously reported consolidated financial statements.

[2]	Includes Sikorsky backlog of approximately $15.6 billion, which may change as the Corporation completes its analysis of acquired backlog.

26